UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form T-3/A
(Amendment No. 3)
FOR APPLICATION FOR QUALIFICATION OF INDENTURE
UNDER THE TRUST INDENTURE ACT OF 1939
CIT Group Inc.
CIT Group Funding Company of Delaware LLC
(Issuers)
Baffin Shipping Co., Inc.
C.I.T. Leasing Corporation
Capita Colombia Holdings Corp.
Capita Corporation
Capita International L.L.C.
Capita Premium Corporation
CIT Capital USA Inc.
CIT China 12, Inc.
CIT China 13, Inc.
CIT China 2, Inc.
CIT China 3, Inc.
CIT Communications Finance Corporation
CIT Credit Finance Corp.
CIT Credit Group USA Inc.
CIT Financial Ltd. of Puerto Rico
CIT Financial USA, Inc.
CIT Group (NJ) LLC
CIT Group SF Holding Co., Inc.
CIT Healthcare LLC
CIT Holdings, LLC
CIT Lending Services Corporation
CIT Lending Services Corporation (Illinois)
CIT Loan Corporation (f/k/a The CIT Group/Consumer Finance, Inc.)
CIT Real Estate Holding Corporation
CIT Realty LLC
CIT Technologies Corporation
CIT Technology Financing Services, Inc.
Education Loan Servicing Corporation
Equipment Acceptance Corporation
Franchise Portfolio 1, Inc.
Franchise Portfolio 2, Inc.
GFSC Aircraft Acquisition Financing Corporation
Hudson Shipping Co., Inc.
Namekeepers LLC
Owner-Operator Finance Company
Student Loan Xpress, Inc.
The CIT Group/BC Securities Investment, Inc.

The CIT Group/Business Credit, Inc.
The CIT Group/Capital Finance, Inc.
The CIT Group/Capital Transportation, Inc.
The CIT Group/CmS Securities Investment, Inc.
The CIT Group/Commercial Services, Inc.
The CIT Group/Commercial Services, Inc. (Va.)
The CIT Group/Consumer Finance, Inc. (NY)
The CIT Group/Consumer Finance, Inc. (TN)
The CIT Group/Corporate Aviation, Inc.
The CIT Group/Equipment Financing, Inc.
The CIT Group/Equity Investments, Inc.
The CIT Group/Factoring One, Inc.
The CIT Group/FM Securities Investment, Inc.
The CIT Group/LsC Securities Investment, Inc.
The CIT Group/Securities Investment, Inc.
The CIT Group/Venture Capital, Inc.
Western Star Finance, Inc.
(Guarantors)
(Name of Applicant)
c/o CIT Group Inc.
505 Fifth Avenue
New York, New York 10017
(Address of Principal Executive Offices)
Securities to be Issued Under the Indentures to be Qualified

Title of Class	Amount
Series A Secured Notes	Up to $21,100,000,000
Series B Secured Notes	Up to $2,150,000,000
Approximate date of proposed public offering: As soon as practicable after the date of this Application for Qualification.

Name and address of agent for service:	Copies to be sent to:
Robert J. Ingato, Esq.	Richard B. Aftanas, Esq.
Executive Vice President and General Counsel	Andrea L. Nicolas, Esq.
CIT Group Inc.	Skadden, Arps, Slate, Meagher & Flom LLP
505 Fifth Avenue	Four Times Square
New York, New York 10017	New York, New York 10036
(212) 771-0505	(212) 735-3000
Applicant hereby amends this Application for Qualification on such date or dates as may be necessary to delay its effectiveness until (i) the 20th day after the filing of an amendment which specifically states that it shall supersede this Application for Qualification, or (ii) such date as the Commission, acting pursuant to Section 307(c) of the Trust Indenture Act of 1939, may determine upon the written request of the Applicant.

Signature
EX-99.T3E.6

EXPLANATORY NOTE
This Amendment No. 3 to Form T-3 (this “Amendment”) is being filed solely to amend Item 3, to update the Exhibit list and to file Exhibits T3E.5 and T3E.6. This Amendment is not intended to amend or delete any other part of the Application.
AFFILIATIONS
3.	Affiliates.
          Item 3 is hereby amended to add “(1)” immediately following “CIT Funding (Ireland) Limited” under the column “Name of Company.” The Applicants’ amended response to Item 3 is as follows:
          The following is a list of entities that may be deemed affiliates of each of the Applicants as of the date of this Application. If the Plan is consummated, then, except with respect to any new affiliates that may result from effectuating the Plan with the persons who are then holders of the Old Notes, the affiliations described in this Item 3 remain the same. The voting securities of each of these entities are owned 100% by its immediate parent unless otherwise indicated. Where an immediate parent owns less than 100% of the stock of its subsidiary, the remainder of the stock is owned by unaffiliated third parties, unless otherwise indicated.

Jurisdiction of
Name Of Company	Organization
1143986 Ontario Limited (67)	Can-Ont
1243029 Ontario Inc. (67)	Can-Ont
1244771 Ontario Limited (86)	Can-Ont
1309673 Ontario Limited (69)	Can-Ont
1641964 Ontario Limited (67)	Can-Ont
3068234 Canada Inc. (71)	Canada
3918041 Canada Inc. (67)	Canada
505 CLO I Ltd. (25)	Cayman Islands
505 CLO II Ltd. (25)	Cayman Islands
505 CLO III Ltd. (25)	Cayman Islands
505 CLO IV Ltd. (25)	Cayman Islands
544211 Alberta Ltd. (67)	Can-Alb
555565 Alberta Ltd. (67)	Can-Alb
555566 Alberta Ltd. (67)	Can-Alb
991102 Alberta Ltd. (67)	Can-Alb
991122 Alberta Ltd. (81)	Can-Alb
Adams Capital Limited (75)	Barbados
Aireal Technologies of Harrisburg, LLC (105)	U.S.-DE
AlphaGen Power LLC (33)	U.S.-DE
Arrendadora Capita Corporation, S.A. de C.V. (93)	Mexico
ATMOR Properties Inc. (102)	U.S.-DE
Avion Capital Limited (62)	Ireland
Baffin Shipping Co., Inc. (20)	U.S.-DE
Balfour Capital Inc. (77)	Canada
Banco Commercial Investment Trust do Brasil S.A. — Banco Múltiplo (89)	Brazil
Barrow Capital Limited (75)	Barbados
Broad River OL-1 LLC (114)	U.S.-DE

Jurisdiction of
Name Of Company	Organization
Broad River OL-2 LLC (117)	U.S.-DE
Broad River OL-3 LLC (120)	U.S.-DE
Broad River OL-4 LLC (123)	U.S.-DE
BRSP, LLC (105)	U.S.-DE
BRT Colt LLC (105)	U.S.-DE
Bunga Bebaru, Ltd. (20)	Bermuda
C.I.T. Foreign Sales Corporation One, Ltd. (37)	Barbados
C.I.T. Leasing Corporation (23)	U.S.-DE
Canadian Income Partners I LP (78)	Can-Alb
Canadian Income Partners II LP (79)	Can-Alb
Canadian Income Partners III LP (80)	Can-Alb
Capita Canadian Trust (1)	Canada
Capita Colombia Holdings Corp. (89)	U.S.-DE
Capita Corporation (83)	U.S.-DE
Capita Funding de Mexico, S.A. de C.V. (93)	Mexico
Capita International L.L.C. (89)	U.S.-DE
Capita Preferred Trust (1)	U.S.-DE
Capita Premium Corporation (89)	U.S.-DE
Capita Servicios S.A. de C.V. (94)	Mexico
Capital Partners Fund I (68)	Can-Ont
Capital Syndication Corporation (89)	U.S.-DE
CCG Trust Corporation (76)	Barbados
Centennial Aviation (Bermuda), Ltd. I (39)	Bermuda
Centennial Aviation (France) 1, Sarl (39)	France
Centennial Aviation (France) 2, Sarl (39)	France
Centennial Aviation (Ireland) 1, Limited (46)	Ireland
Centennial Aviation (Ireland) 6, Limited (46)	Ireland
Centennial Aviation (Ireland) 7, Ltd. (46)	Ireland
CFHE Funding Company LLC (11)	U.S.-DE
Chessman S.a.r.l. (1)	Luxembourg
CIT (France) S.A. (50)	France
CIT (France) SAS (51)	France
CIT (PL) Limited (58)	U.K.
CIT (UK) Unit Investment Holdings LLC (105)	U.S.-DE
CIT Aerospace (Australia) Pty Ltd. (52)	Australia
CIT Aerospace Asia Pte Ltd. (46)	Singapore
CIT Aerospace International (45)	Ireland
CIT Aerospace International (Aruba) A.V.V. (46)	Aruba
CIT Aerospace International (Australia) Pty Ltd. (46)	Australia
CIT Aerospace International Leasing II (46)	Ireland
CIT Aerospace Sweden AB (46)	Sweden
CIT Aerospace, Belgium Sprl (46)	Belgium
CIT Asset Finance (UK) Limited (57)	U.K.
CIT Asset Management LLC (103)	U.S.-DE
CIT Aviation Finance I (France) Sarl (47)	France
CIT Aviation Finance I (Ireland) Limited (47)	Ireland
CIT Aviation Finance I (UK) Ltd. (47)	U.K.
CIT Aviation Finance I Ltd. (44)	Bermuda
CIT Aviation Finance II (France) Sarl (48)	France
CIT Aviation Finance II (Ireland) Limited (48)	Ireland
CIT Aviation Finance II (UK) Ltd. (48)	U.K.
CIT Aviation Finance II Ltd. (44)	Bermuda
CIT Aviation Note Purchasing Ltd. (43)	Bermuda
CIT Bank (1)	U.S.-UT
CIT Bank Limited (9)	U.K.
CIT Blue Water Haas Drive, LLC (102)	U.S.-MI
CIT Brisk Winds Aircraft Leasing, Limited (63)	Ireland
CIT Broad River LLC (105)	U.S.-DE
CIT Business Credit Canada Inc. (67)	Canada
CIT Canada Equip REC Trust (1)	Canada
CIT Canada Funding ULC (67)	Can-Alb
CIT Canadian Funding Trust (1)	Canada
CIT Capita Colombia S.A Compañía de Financiamiento Comercial (93)	Colombia
CIT Capital Aviation (UK) Limited (46)	U.K.
CIT Capital Finance (Ireland) Limited (39)	Ireland
CIT Capital Finance (UK) Limited (55)	U.K.
CIT Capital Funding Inc. (20)	U.S.-DE

Jurisdiction of
Name Of Company	Organization
CIT Capital Securities LLC (105)	U.S.-DE
CIT Capital Trust I (1)	U.S.-DE
CIT Capital USA Inc. (83)	U.S.-DE
CIT Cayman Blue Lagoon Leasing, Ltd. (37)	Cayman Island
CIT Cayman Coconut Palm Leasing, Ltd. (16)	Cayman Island
CIT Cayman Sandy Keys Leasing, Ltd. (46)	Cayman Island
CIT China 12, Inc. (20)	U.S.-DE
CIT China 13, Inc. (20)	U.S.-DE
CIT China 2, Inc. (20)	U.S.-DE
CIT China 3, Inc. (20)	U.S.-DE
CIT China 6, Inc. (20)	U.S.-DE
CIT China 7, Inc. (20)	U.S.-DE
CIT CLO Holding Corporation (1)	U.S.-DE
CIT CLO Holdings II, Ltd. (20)	Cayman Islands
CIT CLO Holdings, Ltd. (20)	Cayman Islands
CIT Commercial (UK) Limited (57)	U.K.
CIT Commercial Real Estate Brokerage LLC (105)	U.S.-DE
CIT Commercial Services (Europe) GmbH (60)	Germany
CIT Commercial Services-Pan Pacific, Ltd. (20)	U.S.-DE
CIT Communications Finance Corporation (89)	U.S.-DE
CIT CRE LLC (39)	U.S.-DE
CIT Credit Finance Corp. (20)	U.S.-DE
CIT Credit Group USA Inc. (64)	U.S.-DE
CIT Credit Pty Limited (52)	Australia
CIT DCC Inc. (83)	U.S.-DE
CIT Destin White Sands Aircraft Leasing, Inc. (38)	U.S.-DE
CIT DFS Inc. (83)	U.S.-DE
CIT DPA Trust II (1)	U.S.-DE
CIT Education Loan Trust 2005-1 (4)	U.S.-DE
CIT Education Loan Trust 2007-1 (4)	U.S.-DE
CIT Education Loan Trust 2008-BBC (6)	U.S.-DE
CIT Education Loan Trust 2009-1 (8)	U.S.-DE
CIT Emerald Isle Leasing, Limited (62)	Ireland
CIT Equipment Finance (UK) Limited (57)	U.K.
CIT Equipment Trust VFC Series II (1)	U.S.-DE
CIT Equipment Trust VFC Series III (1)	U.S.-DE
CIT Equipment Trust VFC Series V (99)	U.S.-DE
CIT Finance & Leasing Corporation (89)	China (PRC)
CIT Finance No. 1 (Ireland) Limited (62)	Ireland
CIT Finance No. 2 (Ireland) Limited (62)	Ireland
CIT Financial (Alberta) ULC (67)	Can-Alb
CIT Financial (Barbados) Srl (65)	Barbados
CIT Financial (Bermuda) Limited (1)	Bermuda
CIT Financial (Hong Kong) Limited (1)	Hong Kong
CIT Financial (Korea) Ltd. (50)	Korea
CIT Financial de Puerto Rico, Inc. (89)	Puerto Rico
CIT Financial II (Barbados) Srl (64)	Barbados
CIT Financial Ltd. (66)	Can-Ont
CIT Financial Ltd. of Puerto Rico (91)	U.S.-DE
CIT Financial USA, Inc. (89)	U.S.-DE
CIT FSC Eight, Ltd. (39)	Bermuda
CIT FSC Eighteen, Ltd. (20)	Bermuda
CIT FSC Four, Ltd. (37)	Bermuda
CIT FSC Nine, Ltd. (37)	Bermuda
CIT FSC Nineteen, Ltd. (20)	Bermuda
CIT FSC Six, Ltd. (39)	Bermuda
CIT FSC Sixteen, Ltd. (20)	Bermuda
CIT FSC Ten, Ltd. (37)	Bermuda
CIT FSC Thirty, Ltd. (37)	Bermuda
CIT FSC Three, Ltd. (37)	Bermuda
CIT FSC Twelve, Ltd. (20)	Bermuda
CIT FSC Twenty, Ltd. (39)	Bermuda
CIT FSC Twenty-Eight, Ltd. (37)	Bermuda
CIT FSC Twenty-Five, Ltd. (37)	Bermuda
CIT FSC Twenty-Four, Ltd. (37)	Bermuda
CIT FSC Twenty-Nine, Ltd. (37)	Bermuda
CIT FSC Twenty-One, Ltd. (37)	Bermuda

Jurisdiction of
Name Of Company	Organization
CIT FSC Twenty-Seven, Ltd. (37)	Bermuda
CIT FSC Twenty-Six, Ltd. (37)	Bermuda
CIT FSC Twenty-Three, Ltd. (37)	Bermuda
CIT FSC Twenty-Two, Ltd. (37)	Bermuda
CIT FSC Two, Ltd. (37)	Bermuda
CIT Funding (Barbados) Srl (45)	Barbados
CIT Funding (Ireland) Limited (1)	Ireland
CIT Funding (Nederland) B.V. (45)	Netherlands
CIT Funding Company II, LLC (97)	U.S.-DE
CIT Funding Company III, LLC (97)	U.S.-DE
CIT Funding Company IV, LLC (95)	U.S.-DE
CIT Funding Company V, LLC (97)	U.S.-DE
CIT Funding Company VI, LLC (20)	U.S.-DE
CIT Funding Company VII, LLC (20)	U.S.-DE
CIT Funding Company VIII, LLC (97)	U.S.-DE
CIT Funding Company, LLC (97)	U.S.-DE
CIT Funding Pty Limited (52)	Australia
CIT Funds LLC (105)	U.S.-DE
CIT Global Vendor Services S.A. (92)	Colombia
CIT Group (Australia) Limited (50)	Australia
CIT Group (Austria) GmbH (50)	Austria
CIT Group (Belgium) NV (50)	Belgium
CIT Group (Germany) GmbH (14)	Germany
CIT Group (Hungary) Ltd. (1)	Hungary
CIT Group (Nederland) B.V. (54)	Netherlands
CIT Group (New Zealand) Limited (1)	New Zealand
CIT Group (NFL) Limited (55)	U.K.
CIT Group (NJ) LLC (1)	U.S.-DE
CIT Group (Nordic) AB (50)	Sweden
CIT Group (Portugal) — Renting, Lda. (61)	Portugal
CIT Group (Singapore) Pte Ltd. (50)	Singapore
CIT Group (Switzerland) AG (50)	Switzerland
CIT Group (Taiwan) Limited (1)	Taiwan
CIT Group (UK) Funding Public Limited Company (55)	U.K.
CIT Group (UK) Limited (55)	U.K.
CIT Group (UK) Property Limited (55)	U.K.
CIT Group (UK) Services Limited (56)	U.K.
CIT Group (UK) Vendor Services Limited (55)	U.K.
CIT Group Beteiligungs (Germany) AG (50)	Germany
CIT Group Capital Finance (Singapore) Pte Ltd. (39)	Singapore
CIT Group Finance (Ireland) (18)	Ireland
CIT Group Financial (Ireland) Limited (19)	Ireland
CIT Group Funding Company of Delaware LLC (39)	U.S.-DE
CIT Group Holding (Germany) GmbH (54)	Germany
CIT Group Holdings (UK) Limited (54)	U.K.
CIT Group Holdings BV (50)	Netherlands
CIT Group Italy S.p.A. (54)	Italy
CIT Group Location (France) SAS (54)	France
CIT Group Securities (Canada) Inc. (70)	Can-Ont
CIT Group SF Holding Co., Inc. (1)	U.S.-DE
CIT Healthcare LLC (20)	U.S.-DE
CIT Holdings (Barbados) Srl (64)	Barbados
CIT Holdings (Ireland) Limited (50)	Ireland
CIT Holdings (No. 2) Ireland (1)	Ireland
CIT Holdings B.V. (49)	Netherlands
CIT Holdings Canada ULC (43)	Can-Alb
CIT Holdings, LLC (39)	U.S.-DE
CIT Home Lending Securitization Company, LLC (11)	U.S.-DE
CIT Industrial Finance (UK) Limited (58)	U.K.
CIT Industrie Bank (Germany) GmbH (9)	Germany
CIT Industrie Leasing (Germany) GmbH (10)	Germany
CIT Insurance Agency, Inc. (1)	U.S.-DE
CIT International (Malaysia) Sdn. Bhd. (59)	Malaysia
CIT Lease Holdings Limited (55)	U.K.
CIT Leasing (Bermuda) Ltd. (46)	Bermuda
CIT Leasing (Germany) GmbH (60)	Germany
CIT Leasing Chile Ltda. (89)	Chile

Jurisdiction of
Name Of Company	Organization
CIT Leasing De Argentina Srl (90)	Argentina
CIT Lending Services Corporation (89)	U.S.-DE
CIT Lending Services Corporation (Illinois) (20)	U.S.-DE
CIT Loan Corporation (1)	U.S.-DE
CIT Lodi LLC (105)	U.S.-DE
CIT Luxembourg Cobblestone Leasing S.a.r.l. (14)	Luxembourg
CIT Luxembourg S.a.r.l. (15)	Luxembourg
CIT Malaysia One, Inc. (46)	Malaysia (Labuan)
CIT Malaysia Two, Inc. (39)	Malaysia (Labuan)
CIT Marquis Williamsburg RE Holding LLC (102)	U.S.-DE
CIT Mezzanine Partners of Canada Limited (67)	Canada
CIT Middle Market Funding Company, LLC (113)	U.S.-DE
CIT Middle Market Holdings, LLC (102)	U.S.-DE
CIT Middle Market Loan Partnership Trust I (trust) (27)	U.S.-DE
CIT Middle Market Loan Partnership Trust II (trust) (26)	U.S.-DE
CIT Middle Market Loan Partnership Trust III (trust) (28)	U.S.-DE
CIT Middle Market Loan Trust I (trust) (30)	U.S.-DE
CIT Middle Market Loan Trust II (trust) (29)	U.S.-DE
CIT Middle Market Loan Trust III (trust) (31)	U.S.-DE
CIT Millbury Inc. (105)	U.S.-DE
CIT Peakers LLC (91)	U.S.-DE
CIT Programme Management (UK) Limited (58)	U.K.
CIT Project Finance CBO I, LLC (107)	U.S.-DE
CIT Project Finance Manager, L.L.C. (105)	U.S.-DE
CIT Project Finance, L.L.C. (106)	U.S.-DE
CIT Rail Leasing Trust I (1)	U.S.-DE
CIT Real Estate Holding Corporation (20)	U.S.-DE
CIT Realty LLC (20)	U.S.-DE
CIT SBL 2008-1, Ltd. (100)	Cayman Islands
CIT SBL Holdings, Ltd. (89)	Cayman Islands
CIT SBL Property Holdings Corporation (101)	U.S.-DE
CIT SLX Issuer Holdings, Ltd. (7)	Cayman Islands
CIT SLX Residual Holdings, Ltd. (6)	Cayman Islands
CIT Small Business Lending Corporation (89)	U.S.-DE
CIT Small Business Loan Trust 2008-1 (trust) (101)	U.S.-DE
CIT Subordinated Debt Fund (II) Limited (82)	Canada
CIT Subordinated Debt Fund (III) Limited (82)	Canada
CIT Technologies Corporation (102)	U.S.-MI
CIT Technology Finance (Germany) GmbH (58)	Germany
CIT Technology Financing Services I LLC (103)	U.S.-DE
CIT Technology Financing Services II LLC (103)	U.S.-DE
CIT Technology Financing Services, Inc. (102)	U.S.-MA
CIT Transportation Holdings B.V. (42)	Netherlands
CIT Vendor Finance (UK) Limited (55)	U.K.
CIT Vendor Finance Japan K.K. (1)	Japan
CIT Vendor Finance Trust 2009 (97)	U.S.-DE
CLM VII LLC (105)	U.S.-DE
CLM VIII LLC (105)	U.S.-DE
CMS Funding Company LLC (37)	U.S.-DE
Corporacion Financiera Atlas, S.A. (24)	Mexico
Cummins Capital Limited (75)	Barbados
Dell Financial Services Canada Limited (67)	Can-Ont
Durham Capital Limited (75)	Barbados
Edgeview Partners LLC (20)	U.S.-NC
Education Fund RSC IV (1)	U.S.
Education Funding Capital I, LLC (3)	U.S.-DE
Education Funding Capital Trust — II (4)	U.S.-DE
Education Funding Capital Trust — III (4)	U.S.-DE
Education Funding Capital Trust — IV (4)	U.S.-DE
Education Funding Resources II, LLC (3)	U.S.-DE
Education Funding Resources III, LLC (6)	U.S.-DE
Education Funding Resources, LLC (5)	U.S.-DE
Education Lending Services, Inc. (2)	U.S.-DE
Education Loan Servicing Corporation (2)	U.S.-DE
Emerald Funding (Netherlands) C.V. (41)	Netherlands
Emerald Funding (No. 2) C.V. (41)	Netherlands
Emerald Funding (No. 3) C.V. (41)	Netherlands

Jurisdiction of
Name Of Company	Organization
Emerald Holdings C.V. (40)	Netherlands
Equipment Acceptance Corporation (12)	U.S.-DE
Equipment Protection Services (Europe) Limited (1)	Ireland
Equipment Rental Billing Services Pty Ltd. (52)	Australia
ERF Leasing Limited (56)	U.K.
Erie Capital Limited (75)	Barbados
Essex Capital Limited (75)	Barbados
FH Transaction Corp. (36)	U.S.-DE
Flex Asset Management Corporation (34)	U.S.-DE
Flex Holdings, LLC (35)	U.S.-DE
Flex Leasing Corporation (20)	U.S.-DE
Flex Leasing I, LLC (36)	U.S.-DE
Flex Leasing II, LLC (34)	U.S.-DE
Flex Mexico Corp. (34)	U.S.-DE
Flugzeug Limited (19)	Ireland
Franchise Portfolio 1, Inc. (20)	U.S.-DE
Franchise Portfolio 2, Inc. (20)	U.S.-DE
Frontenac Capital Limited (75)	Barbados
GFSC Aircraft Acquisition Financing Corporation (1)	U.S.-DE
Graybar Financial Services, LLC (104)	U.S.-DE
Grey Capital Limited (75)	Barbados
Groupe Financier Laplante (1997) Inc. (71)	Canada
Hastings Transition Company, Inc. (102)	U.S.-DE
Highlands Insurance Company Limited (96)	Barbados
HNZF Pty Limited (17)	New Zealand
Hudson Shipping Co., Inc. (1)	U.S.-DE
Hunter Leasing Limited (52)	Australia
Image Financial Services Inc. (72)	Canada
Ironbridge Capital Limited (75)	Barbados
Jam Funding Corp. (97)	U.S.-DE
Memphis Peaking Power LLC (105)	U.S.-DE
Millenium Leasing Company I, LLC (105)	U.S.-DE
Millennium Leasing Company II LLC (112)	U.S.-DE
Montana OL1 LLC (109)	U.S.-DE
Montana OP1 LLC (108)	U.S.-DE
Montana OPCM1A LLC (105)	U.S.-DE
Montana OPCM1B LLC (105)	U.S.-DE
MultiGen LLC (32)	U.S.-DE
Namekeepers LLC (20)	U.S.-DE
NCT Capital Inc. (83)	U.S.-DE
NCT Receivables LLC (102)	U.S.-DE
New Broad River, LLC (110)	U.S.-DE
New Creditcorp SPC LLC (88)	U.S.-DE
Newcourt Common Holdings LLC (105)	U.S.-DE
Newcourt Financial (Australia) Pty Limited (53)	Australia
Newcourt Financial CIS, LLC (1)	Russia
Newcourt Financial España S.A. (54)	Spain
Newcourt Financial Polska Sp. zo.o (1)	Poland
Nobrega Gas Storage LLC (87)	U.S.-DE
North American Exchange, Inc. (1)	U.S.-DE
North Romeo Storage Corporation (83)	U.S.-DE
Owner-Operator Finance Company (97)	U.S.-DE
Pasadena Owner Participant LP (85)	U.S.-DE
RockGen OL-1 LLC (115)	U.S.-DE
RockGen OL-2 LLC (118)	U.S.-DE
RockGen OL-3 LLC (121)	U.S.-DE
RockGen OL-4 LLC (124)	U.S.-DE
SBR OP-1, LLC (105)	U.S.-DE
SBR OP-2, LLC (105)	U.S.-DE
SBR OP-3, LLC (105)	U.S.-DE
SBR OP-4, LLC (105)	U.S.-DE
SE Holdco Inc. (67)	Can-Ont
Snap-On Credit LLC (84)	U.S.-DE
South Point OL-1 LLC (116)	U.S.-DE
South Point OL-2 LLC (119)	U.S.-DE
South Point OL-3 LLC (122)	U.S.-DE
South Point OL-4 LLC (125)	U.S.-DE

Jurisdiction of
Name Of Company	Organization
Sovereign AC, LLC (98)	U.S.-DE
Sovereign ACII, LLC (98)	U.S.-DE
Sovereign BP, LLC (98)	U.S.-DE
Sovereign BW, LLC (98)	U.S.-DE
Sovereign FT, LLC (98)	U.S.-DE
Sovereign JCS, LLC (98)	U.S.-DE
Sovereign JCSII, LLC (98)	U.S.-DE
Sovereign JO, LLC (98)	U.S.-DE
Sovereign LS, LLC (98)	U.S.-DE
Sovereign LSII, LLC (98)	U.S.-DE
Sovereign LSIII, LLC (98)	U.S.-DE
Sovereign SP, LLC (98)	U.S.-DE
Sovereign Ventures NNN, LLC (22)	U.S.-DE
Sovereign WW, LLC (98)	U.S.-DE
Sovereign WWII, LLC (98)	U.S.-DE
Student Loan Xpress Foundation (2)	U.S.-OH
Student Loan Xpress, Inc. (1)	U.S.-DE
SW Holding Corp. (105)	U.S.-DE
TCC Attala OL LLC (126)	U.S.-DE
TCC Attala OP LLC (105)	U.S.-DE
The Capita Corporation de Mexico S.A. de C.V., SOFOM, E.N.R. (93)	Mexico
The Capita Corporation do Brasil Ltda. (89)	Brazil
The CIT GP Corporation (1)	U.S.-IL
The CIT GP Corporation II (1)	U.S.-DE
The CIT GP Corporation III (1)	U.S.-DE
The CIT GP Corporation V (1)	U.S.-DE
The CIT Group Securitization Corporation (1)	U.S.-DE
The CIT Group Securitization Corporation II (1)	U.S.-DE
The CIT Group Securitization Corporation III (1)	U.S.-DE
The CIT Group Securitization Corporation IV (1)	U.S.-DE
The CIT Group/BC Securities Investment, Inc. (21)	U.S.-NJ
The CIT Group/Business Credit, Inc. (20)	U.S.-NY
The CIT Group/Capital Finance, Inc. (1)	U.S.-DE
The CIT Group/Capital Transportation, Inc. (37)	U.S.-DE
The CIT Group/CmS Securities Investment, Inc. (37)	U.S.-NJ
The CIT Group/Commercial Services (Asia), Limited (1)	Hong Kong
The CIT Group/Commercial Services, Inc. (20)	U.S.-NY
The CIT Group/Commercial Services, Inc. (Va.) (37)	U.S.-DE
The CIT Group/Consumer Finance, Inc.(NY) (1)	U.S.-NY
The CIT Group/Consumer Finance, Inc.(TN) (1)	U.S.-DE
The CIT Group/Corporate Aviation, Inc. (20)	U.S.-DE
The CIT Group/Equipment Financing, Inc. (1)	U.S.-DE
The CIT Group/Equity Investments, Inc. (1)	U.S.-NJ
The CIT Group/Factoring One, Inc. (37)	U.S.-NY
The CIT Group/FM Securities Investment, Inc. (1)	U.S.-NJ
The CIT Group/LsC Securities Investment, Inc. (39)	U.S.-NJ
The CIT Group/Securities Investment, Inc. (20)	U.S.-DE
The CIT Group/Venture Capital, Inc. (13)	U.S.-NJ
The Equipment Insurance Company (89)	U.S.-VT
Torontosudden Limited (67)	U.K.
Waste to Energy II LLC (111)	U.S.-DE
Wellington Capital Corporation (74)	Barbados
Western Star Finance, Inc. (83)	U.S.-DE
Worrell Capital Limited (67)	Barbados
Xerox Leasing de Mexico S.R.L. de C.V. (73)	Mexico

(1)	Owned by CIT Group Inc.

(2)	Owned by Student Loan Xpress, Inc.

(3)	Owned by Education Lending Services, Inc.

(4)	Owned by Education Funding Capital I, LLC

(5)	Owned by CIT Bank

(6)	Owned by Education Funding Resources, LLC

(7)	Owned by CIT SLX Residual Holdings, Ltd.

(8)	Owned by CIT SLX Issuer Holdings, Ltd.

(9)	Owned by CIT Group SF Holding Co., Inc.

(10)	Owned by CIT Industrie Bank (Germany) GmbH

(11)	Owned by CIT Loan Corporation

(12)	Owned by The CIT Group/Capital Finance, Inc.

(13)	Owned by The CIT Group/Equity Investments, Inc.

(14)	Owned by Chessman S.a.r.l.

(15)	Joint venture that is 33% owned by Chessman S.a.r.l.

(16)	Owned by CIT Luxembourg Cobblestone Leasing S.a.r.l.

(17)	Owned by CIT Group (New Zealand) Limited

(18)	Owned by CIT Holdings (No. 2) Ireland

(19)	Owned by CIT Group Finance (Ireland)

(20)	Owned by The CIT Group/Equipment Financing, Inc.

(21)	Owned by The CIT Group/Business Credit, Inc.

(22)	Joint venture that is 75% owned by The CIT Group/Equipment Financing, Inc. and managed by Sovereign

(23)	Owned 49% by The CIT Group/Equipment Financing, Inc. and 51% by The CIT Group/Commercial Services, Inc.

(24)	Joint venture that is 30% owned by The CIT Group/Equipment Financing, Inc.

(25)	100% preferred shares owned by CIT CLO Holdings, Ltd. and 100% common shares held by Cayman charity

(26)	Owned 99.97% by 505 CLO IV Ltd. and 0.03% by CIT CLO Holdings, Ltd.

(27)	Owned 99.97% by 505 CLO III Ltd. and 0.03% by CIT CLO Holdings, Ltd.

(28)	Owned 99.97% by 505 CLO II Ltd. and 0.03% by CIT CLO Holdings, Ltd.

(29)	Owned by CIT Middle Market Loan Partnership Trust II

(30)	Owned by CIT Middle Market Loan Partnership Trust I

(31)	Owned by CIT Middle Market Loan Partnership Trust III

(32)	Owned by CIT Capital Funding Inc.

(33)	Owned by MultiGen LLC

(34)	Owned by Flex Leasing Corporation

(35)	72.3% owned by Flex Leasing Corporation

(36)	Owned by Flex Holdings, LLC

(37)	Owned by The CIT Group/Commercial Services, Inc.

(38)	Owned by CIT Cayman Blue Lagoon Leasing, Ltd.

(39)	Owned by C.I.T. Leasing Corporation

(40)	99% partnership interest owned by C.I.T. Leasing Corporation

(41)	99% partnership interest owned by Emerald Holdings C.V.

(42)	100% beneficial interest owned by Emerald Funding (No. 3) C.V. Legal title held by C.I.T. Leasing Corporation

(43)	Owned by CIT Transportation Holdings B.V.

(44)	10% owned by CIT Transportation Holdings B.V.

(45)	Owned by CIT Holdings Canada ULC

(46)	Owned by CIT Aerospace International

(47)	Owned by CIT Aviation Finance I Ltd.

(48)	Owned by CIT Aviation Finance II Ltd.

(49)	100% beneficial interest owned by Emerald Funding (Netherlands) C.V. Legal title held by C.I.T.
Leasing Corporation

(50)	Owned by CIT Holdings B.V.

(51)	Owned by CIT (France) S.A.

(52)	Owned by CIT Group (Australia) Limited

(53)	Owned by Hunter Leasing Limited

(54)	Owned by CIT Group Holdings BV.

(55)	Owned by CIT Group Holdings (UK) Limited

(56)	Owned by CIT Group (UK) Limited

(57)	Owned by CIT Vendor Finance (UK) Limited

(58)	Owned by CIT Equipment Finance (UK) Limited

(59)	Owned by CIT Group (Singapore) Pte Ltd.

(60)	Owned by CIT Group Holding (Germany) GmbH

(61)	Owned by CIT Group (Nederland) B.V.

(62)	Owned by CIT Holdings (Ireland) Limited

(63)	Owned by CIT Emerald Isle Leasing, Limited

(64)	Owned by CIT Holdings, LLC

(65)	Owned by CIT Holdings (Barbados) SRL

(66)	Owned by CIT Financial (Barbados) Srl

(67)	Owned by CIT Financial Ltd.

(68)	99% owned by CIT Financial Ltd. and 1% owned by the general partner of 1243029 Ontario Inc.

(69)	Owned by Capital Partners Fund I. Shares held by 1243029 Ontario Inc. on behalf of Capital Partners Fund I

(70)	63.5% owned by CIT Financial Ltd.

(71)	Joint venture that is 50% owned by CIT Financial Ltd.

(72)	50% owned by CIT Financial Ltd.

(73)	55% owned by Arrendadora Capita Corporation, S.A. de C.V.

(74)	Owned by Worrell Capital Limited

(75)	Owned by CIT Group Securities (Canada) Inc.

(76)	Owned by Adams Capital Limited

(77)	40% equity interest owned by 3918041 Canada Inc.

(78)	Owned by 544211 Alberta Ltd.

(79)	Owned by 555565 Alberta Ltd.

(80)	Owned by 555566 Alberta Ltd.

(81)	Owned by 991102 Alberta Ltd.

(82)	0.01% owned by CIT Mezzanine Partners of Canada Limited

(83)	Owned by CIT Credit Group USA Inc.

(84)	Joint venture that is 50% Owned by CIT Credit Group USA Inc.

(85)	Owned by NCT Capital Inc.

(86)	Owned by North Romeo Storage Corporation

(87)	Owned by 1244771 Ontario Limited

(88)	Owned by Snap-On Credit LLC

(89)	Owned by Capita Corporation

(90)	90% owned by Capita Corporation and 10% owned by CIT Financial USA, Inc.

(91)	Owned by CIT Communications Finance Corporation

(92)	Owned by Capita Colombia Holdings Corp.

(93)	Owned by Capita International L.L.C.

(94)	Owned by Arrendadora Capita Corporation, S.A. de C.V.

(95)	Owned by CIT Small Business Lending Corporation

(96)	Owned by The Equipment Insurance Company

(97)	Owned by CIT Financial USA, Inc.

(98)	Owned and managed by Sovereign Ventures NNN, LLC

(99)	Owned by CIT Funding Company VIII, LLC

(100)	100% preferred shares held by CIT SBL Holdings, Ltd. and 100% ordinary shares held by Cayman charity

(101)	Owned by CIT SBL 2008-1, Ltd.

(102)	Owned by CIT Lending Services Corporation

(103)	Owned by CIT Technology Financing Services, Inc.

(104)	Joint venture that is 75% owned by CIT Technology Financing Services, Inc.

(105)	Owned by CIT Capital USA Inc.

(106)	Joint venture that is 33% owned by CIT Project Finance Manager, L.L.C.

(107)	Owned by CIT Project Finance, L.L.C

(108)	Owned by Montana OPCM1A LLC

(109)	Owned by Montana OP1 LLC

(110)	Joint venture that is 50% owned by CIT Broad River LLC

(111)	Joint venture that is 50% owned by CIT Millbury Inc.

(112)	Owned by Millenium Leasing Company I, LLC

(113)	Owned by CIT Middle Market Holdings, LLC

(114)	Owned by SBR OP-1, LLC

(115)	Owned by Broad River OL-1 LLC

(116)	Owned by RockGen OL-1 LLC

(117)	Owned by SBR OP-2, LLC

(118)	Owned by Broad River OL-2 LLC

(119)	Owned by RockGen OL-2 LLC

(120)	Owned by SBR OP-3, LLC

(121)	Owned by Broad River OL-3 LLC

(122)	Owned by RockGen OL-3 LLC

(123)	Owned by SBR OP-4, LLC

(124)	Owned by Broad River OL-4 LLC

(125)	Owned by RockGen OL-4 LLC

(126)	Owned by TCC Attala OP LLC

List of Exhibits

Exhibit T3A.1	—	Second Restated Certificate of Incorporation of CIT Group Inc. (filed as Exhibit 3.1 to CIT Group Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and incorporated by reference herein).

Exhibit T3A.2	—	Certificate of Formation of CIT Group Funding Company of Delaware LLC, dated as of December 28, 2007.*

Exhibit T3A.3	—	Certificate of Incorporation of Baffin Shipping Co., Inc., dated as of January 24, 1996.*

Exhibit T3A.4	—	Certificate of Incorporation of C.I.T. Leasing Corporation (f/k/a M. & E. Leasing Corporation, f/k/a The Car Warranty Corporation), dated as of July 25, 1957.*

Exhibit T3A.4.1	—	Certificate of Amendment of Certificate of Incorporation of C.I.T. Leasing Corporation (f/k/a M. & E. Leasing Corporation, f/k/a The Car Warranty Corporation), dated as of March 31, 1960.*

Exhibit T3A.4.2	—	Certificate of Amendment of Certificate of Incorporation of C.I.T. Leasing Corporation (f/k/a M. & E. Leasing Corporation, f/k/a The Car Warranty Corporation), dated as of March 22, 1961.*

Exhibit T3A.4.3	—	Certificate of Amendment of Certificate of Incorporation of C.I.T. Leasing Corporation (f/k/a M. & E. Leasing Corporation, f/k/a The Car Warranty Corporation), dated as of May 17, 2005.*

Exhibit T3A.4.4	—	Certificate of Amendment of Certificate of Incorporation of C.I.T. Leasing Corporation (f/k/a M. & E. Leasing Corporation, f/k/a The Car Warranty Corporation), dated as of April 6, 2007.*

Exhibit T3A.5	—	Certificate of Incorporation of Capita Colombia Holdings Corp. dated as of December 16, 1996.*

Exhibit T3A.6	—	Restated Certificate of Incorporation of Capita Corporation (f/k/a AT&T Capital Corporation).*

Exhibit T3A.6.1	—	Certificate of Amendment of Certificate of Incorporation of Capita Corporation (f/k/a AT&T Capital Corporation), dated as of August 1, 2000.*

Exhibit T3A.7	—	Certificate of Formation of Capita International L.L.C., dated as of July 11, 1994.*

Exhibit T3A.8	—	Certificate of Incorporation of Capita Premium Corporation (f/k/a Capita Premium Finance Corporation), dated as of February 22, 1996.*

Exhibit T3A.8.1	—	Certificate of Amendment of Certificate of Incorporation of Capita Premium Corporation (f/k/a Capita Premium Finance Corporation), dated as of March 28, 2000.*

Exhibit T3A.9	—	Certificate of Incorporation of CIT Capital USA Inc. (f/k/a Newcourt Capital USA Inc. f/k/a Confederation Capital USA, Inc.), dated as of March 5, 1993.*

Exhibit T3A.9.1	—	Certificate of Amendment of Certificate of Incorporation of CIT Capital USA Inc. (f/k/a Newcourt Capital USA Inc. f/k/a Confederation Capital USA, Inc.), dated as of April 26, 1993.*

Exhibit T3A.9.2	—	Certificate of Amendment of Certificate of Incorporation of CIT Capital USA Inc. (f/k/a Newcourt Capital USA Inc. f/k/a Confederation Capital USA, Inc.), dated as of August 31, 1993.*

Exhibit T3A.9.3	—	Certificate of Amendment of Certificate of Incorporation of CIT Capital USA Inc. (f/k/a Newcourt Capital USA Inc. f/k/a Confederation Capital USA, Inc.), dated as of January 1, 2006.*

Exhibit T3A.10	—	Certificate of Incorporation of CIT China 12, Inc., dated as of December 3, 2002.*

Exhibit T3A.11	—	Certificate of Incorporation of CIT China 13, Inc., dated as of December 3, 2002.*

Exhibit T3A.12	—	Certificate of Incorporation of CIT China 2, Inc. (f/k/a Tasman Shipping Co., Inc.), dated as of March 1, 1996.*

Exhibit T3A.12.1	—	Certificate of Amendment of Certificate of Incorporation of CIT China 2, Inc. (f/k/a Tasman Shipping Co., Inc.), dated as of May 25, 1999.*

Exhibit T3A.13	—	Certificate of Incorporation for CIT China 3, Inc. (f/k/a Arabian Shipping Co., Inc.), dated as of May 29, 1996.*

Exhibit T3A.13.1	—	Certificate of Amendment of Certificate of Incorporation for CIT China 3, Inc. (f/k/a Arabian Shipping Co., Inc.), dated as of May 25, 1999.*

Exhibit T3A.14	—	Certificate of Incorporation for CIT Communications Finance Corporation (f/k/a Newcourt Communications Finance Corporation f/k/a AT&T Credit Corporation f/k/a AT&T Captive Finance, Inc.), dated as of January 4, 1993.*

Exhibit T3A.14.1	—	Certificate of Amendment of Certificate of Incorporation for CIT Communications Finance Corporation (f/k/a Newcourt Communications Finance Corporation f/k/a AT&T Credit Corporation f/k/a AT&T Captive Finance, Inc.), dated as of March 29, 1993.*

Exhibit T3A.14.2	—	Certificate of Amendment of Certificate of Incorporation for CIT Communications Finance Corporation (f/k/a Newcourt Communications Finance Corporation f/k/a AT&T Credit Corporation f/k/a AT&T Captive Finance, Inc.), dated as of August 4, 1998.*

Exhibit T3A.14.3	—	Certificate of Amendment of Certificate of Incorporation for CIT Communications Finance Corporation (f/k/a Newcourt Communications Finance Corporation f/k/a AT&T Credit Corporation f/k/a AT&T Captive Finance, Inc.), dated as of October 1, 2008.*

Exhibit T3A.15	—	Certificate of Incorporation for CIT Credit Finance Corp. (f/k/a Agilent Financial Services, Inc.), dated as of September 25, 2000.*

Exhibit T3A.15.1	—	Certificate of Amendment of Certificate of Incorporation for CIT Credit Finance Corp. (f/k/a Agilent Financial Services, Inc.), dated as of May 31, 2005.*

Exhibit T3A.16	—	Amended and Restated Certificate of Incorporation of CIT Credit Group USA Inc. (f/k/a Newcourt Credit Group USA Inc. f/k/a Confederation Capital Holding Company, Inc.), dated as of April 30, 1996.*

Exhibit T3A.16.1	—	Certificate of Amendment of Amended and Restated Certificate of Incorporation of CIT Credit Group USA Inc. (f/k/a Newcourt Credit Group USA Inc. f/k/a Confederation Capital Holding Company, Inc.), dated as of March 26, 1998.*

Exhibit T3A.16.2	—	Certificate of Amendment of Amended and Restated Certificate of Incorporation of CIT Credit Group USA Inc. (f/k/a Newcourt Credit Group USA Inc. f/k/a Confederation Capital Holding Company, Inc.), dated as of November 15, 1999.*

Exhibit T3A.16.3	—	Certificate of Amendment of Certificate of Incorporation of CIT Credit Group USA Inc. (f/k/a Newcourt Credit Group USA Inc. f/k/a Confederation Capital Holding Company, Inc.), dated as of July 7, 2004.*

Exhibit T3A.17	—	Certificate of Incorporation of CIT Financial Ltd. of Puerto Rico (f/k/a Newcourt Financial Ltd. of Puerto Rico f/k/a AT&T Credit Corporation of Puerto Rico), dated as of March 16, 1988.*

Exhibit T3A.17.1	—	Certificate of Amendment of Certificate of Incorporation of CIT Financial Ltd. of Puerto Rico (f/k/a Newcourt Financial Ltd. of Puerto Rico f/k/a AT&T Credit Corporation of Puerto Rico), dated as of January 27, 1999.*

Exhibit T3A.17.2	—	Certificate of Amendment of Certificate of Incorporation of CIT Financial Ltd. of Puerto Rico (f/k/a Newcourt Financial Ltd. of Puerto Rico f/k/a AT&T Credit Corporation of Puerto Rico), dated as of March 12, 2001.*

Exhibit T3A.18	—	Amended and Restated Certificate of Incorporation of CIT Financial USA, Inc. (f/k/a Newcourt Financial USA Inc.), dated as of April 30, 1996.*

Exhibit T3A.18.1	—	Certificate of Amendment of Certificate of Incorporation of CIT Financial USA, Inc. (f/k/a Newcourt Financial USA Inc.), dated as of May 1, 2000.*

Exhibit T3A.19	—	Certificate of Formation of CIT Group (NJ) LLC, dated as of February 6, 2004.*

Exhibit T3A.20	—	Certificate of Incorporation of CIT Group SF Holding Co., Inc., dated as of August 13, 2003.*

Exhibit T3A.21	—	Certificate of Formation of CIT Healthcare LLC (f/k/a Healthcare Business Credit Corporation), dated as of December 30, 2005.*

Exhibit T3A.22	—	Certificate of Formation of CIT Holdings, LLC, dated as of October 21, 1999.*

Exhibit T3A.23	—	Restated Certificate of Incorporation of CIT Lending Services Corporation, dated as of March 14, 2006.*

Exhibit T3A.24	—	Certificate of Incorporation of CIT Lending Services Corporation (Illinois) (f/k/a Bering Shipping Co., Inc.), dated as of January 4, 1996.*

Exhibit T3A.24.1	—	Certificate of Amendment of the Certificate of Incorporation of CIT Lending Services Corporation (Illinois) (f/k/a Bering Shipping Co. Inc.), dated as of May 3, 2001.*

Exhibit T3A.25	—	Certificate of Incorporation of CIT Loan Corporation (f/k/a The CIT Group/Consumer Finance, Inc.), dated as of September 24, 1992.*

Exhibit T3A.25.1	—	Certificate of Amendment of Certificate of Incorporation of CIT Loan Corporation (f/k/a The CIT Group/Consumer Finance, Inc.), dated as of March 16, 2009.*

Exhibit T3A.26	—	Certificate of Incorporation of CIT Real Estate Holding Corporation, dated as of March 9, 2007.*

Exhibit T3A.27	—	Certificate of Formation of CIT Realty LLC dated as of May 9, 2005.*

Exhibit T3A.28	—	Amended and Restated Articles of Incorporation of CIT Technologies Corporation (f/k/a Newcourt Technologies Corporation f/k/a AT&T Systems Leasing Corporation f/k/a Encore International, Inc.) dated as of May 17, 1989.*

Exhibit T3A.28.1	—	Certificate of Amendment to the Articles of Incorporation of CIT Technologies Corporation (f/k/a Newcourt Technologies Corporation f/k/a AT&T Systems Leasing Corporation f/k/a Encore International, Inc.) dated as of June 7, 1990.*

Exhibit T3A.28.2	—	Certificate of Amendment to the Articles of Incorporation of CIT Technologies Corporation (f/k/a Newcourt Technologies Corporation f/k/a AT&T Systems Leasing Corporation f/k/a Encore International, Inc.) dated as of July 25, 1991.*

Exhibit T3A.28.3	—	Certificate of Amendment to the Articles of Incorporation of CIT Technologies Corporation (f/k/a Newcourt Technologies Corporation f/k/a AT&T Systems Leasing Corporation f/k/a Encore International, Inc.) dated as of May 30, 2000.*

Exhibit T3A.29	—	Articles of Organization of CIT Technology Financing Services, Inc. (f/k/a Newcourt Leasing Corporation f/k/a AT&T Capital Leasing Services, Inc. f/k/a Eaton Financial Corporation f/k/a 213 Eaton Financial Corporation f/k/a 213 Eaton Financial Corp.), dated as of July 9, 1974.*

Exhibit T3A.29.1	—	Articles of Amendment of CIT Technology Financing Services, Inc. (f/k/a Newcourt Leasing Corporation f/k/a AT&T Capital Leasing Services, Inc. f/k/a Eaton Financial Corporation f/k/a 213 Eaton Financial Corporation f/k/a 213 Eaton Financial Corp.), dated as of August 27, 1974.*

Exhibit T3A.29.2	—	Articles of Amendment of CIT Technology Financing Services, Inc. (f/k/a Newcourt Leasing Corporation f/k/a AT&T Capital Leasing Services, Inc. f/k/a Eaton Financial Corporation f/k/a 213 Eaton Financial Corporation f/k/a 213 Eaton Financial Corp.), dated as of June 22, 1976.*

Exhibit T3A.29.3	—	Articles of Amendment of CIT Technology Financing Services, Inc. (f/k/a Newcourt Leasing Corporation f/k/a AT&T Capital Leasing Services, Inc. f/k/a Eaton Financial Corporation f/k/a 213 Eaton Financial Corporation f/k/a 213 Eaton Financial Corp.), dated as of June 30, 1983.*

Exhibit T3A.29.4	—	Articles of Amendment of CIT Technology Financing Services, Inc. (f/k/a Newcourt Leasing Corporation f/k/a AT&T Capital Leasing Services, Inc. f/k/a Eaton Financial Corporation f/k/a 213 Eaton Financial Corporation f/k/a 213 Eaton Financial Corp.), dated as of August 4, 1983.*

Exhibit T3A.29.5	—	Articles of Amendment of CIT Technology Financing Services, Inc. (f/k/a Newcourt Leasing Corporation f/k/a AT&T Capital Leasing Services, Inc. f/k/a Eaton Financial Corporation f/k/a 213 Eaton Financial Corporation f/k/a 213 Eaton Financial Corp.), dated as of August 23, 1984.*

Exhibit T3A.29.6	—	Articles of Amendment of CIT Technology Financing Services, Inc. (f/k/a Newcourt Leasing Corporation f/k/a AT&T Capital Leasing Services, Inc. f/k/a Eaton Financial Corporation f/k/a 213 Eaton Financial Corporation f/k/a 213 Eaton Financial Corp.), dated as of August 28, 1985.*

Exhibit T3A.29.7	—	Articles of Amendment of CIT Technology Financing Services, Inc. (f/k/a Newcourt Leasing Corporation f/k/a AT&T Capital Leasing Services, Inc. f/k/a Eaton Financial Corporation f/k/a 213 Eaton Financial Corporation f/k/a 213 Eaton Financial Corp.), dated as of August 14, 1986.*

Exhibit T3A.29.8	—	Articles of Amendment of CIT Technology Financing Services, Inc. (f/k/a Newcourt Leasing Corporation f/k/a AT&T Capital Leasing Services, Inc. f/k/a Eaton Financial Corporation f/k/a 213 Eaton Financial Corporation f/k/a 213 Eaton Financial Corp.), dated as of August 21, 1987.*

Exhibit T3A.29.9	—	Articles of Merger of CIT Technology Financing Services, Inc. (f/k/a Newcourt Leasing Corporation f/k/a AT&T Capital Leasing Services, Inc. f/k/a Eaton Financial Corporation f/k/a 213 Eaton Financial Corporation f/k/a 213 Eaton Financial Corp.) and AT&T Credit Corporation of Massachusetts, Inc., dated as of March 16, 1989.*

Exhibit T3A.29.10	—	Articles of Amendment of CIT Technology Financing Services, Inc. (f/k/a Newcourt Leasing Corporation f/k/a AT&T Capital Leasing Services, Inc. f/k/a Eaton Financial Corporation f/k/a 213 Eaton Financial Corporation f/k/a 213 Eaton Financial Corp.), dated as of August 24, 1994.*

Exhibit T3A.29.11	—	Articles of Amendment of CIT Technology Financing Services, Inc. (f/k/a Newcourt Leasing Corporation f/k/a AT&T Capital Leasing Services, Inc. f/k/a Eaton Financial Corporation f/k/a 213 Eaton Financial Corporation f/k/a 213 Eaton Financial Corp.), dated as of January 5, 1999.*

Exhibit T3A.29.12	—	Articles of Amendment of CIT Technology Financing Services, Inc. (f/k/a Newcourt Leasing Corporation f/k/a AT&T Capital Leasing Services, Inc. f/k/a Eaton Financial Corporation f/k/a 213 Eaton Financial Corporation f/k/a 213 Eaton Financial Corp.), dated as of May 16, 2000.*

Exhibit T3A.30	—	Certificate of Incorporation of Education Loan Servicing Corporation, dated as of October 15, 2003.*

Exhibit T3A.31	—	Restated Certificate of Incorporation of Equipment Acceptance Corporation (f/k/a Mercantile Acceptance Corporation) Under Section 807 of the Business Corporation Law, dated as of November 21, 1979.*

Exhibit T3A.32	—	Certificate of Incorporation of Franchise Portfolio 1, Inc., dated as of June 28, 2002.*

Exhibit T3A.33	—	Certificate of Incorporation of Franchise Portfolio 2, Inc., dated as of June 28, 2002.*

Exhibit T3A.34	—	Certificate of Incorporation of GFSC Aircraft Acquisition Financing Corporation, dated as of August 30, 1995.*

Exhibit T3A.35	—	Certificate of Incorporation of Hudson Shipping Co., Inc., dated as of May 29, 1996.*

Exhibit T3A.36	—	Certificate of Formation of Namekeepers LLC, dated as of May 25, 2000.*

Exhibit T3A.37	—	Certificate of Incorporation of Owner-Operator Finance Company, dated as of March 22, 1999.*

Exhibit T3A.38	—	Certificate of Incorporation of Student Loan Express, Inc. (f/k/a Direct III Acquisition Sub, Inc.), dated as of October 1, 2000.*

Exhibit T3A.38.1	—	Certificate of Amendment of Certificate of Incorporation of Student Loan Express, Inc. (f/k/a Direct III Acquisition Sub, Inc.), dated as of November 7, 2001.*

Exhibit T3A.39	—	Certificate of Incorporation of The CIT Group/BC Securities Investment, Inc., dated as of June 26, 1997.*

Exhibit T3A.40	—	Certificate of Incorporation of The CIT Group/Business Credit, Inc. (f/k/a Iselin-Jeffrerson Factors, Inc.) Under Section 402 of the Business Corporation Law, dated as of August 22, 1973.*

Exhibit T3A.40.1	—	Certificate of Amendment of the Certificate of Incorporation of The CIT Group/Business Credit, Inc. (f/k/a Iselin-Jeffrerson Factors, Inc.) Under Section 805 of the Business Corporation Law, dated as of April 17, 1986.*

Exhibit T3A.41	—	Certificate of Incorporation of The CIT Group/Capital Finance, Inc. (f/k/a The CIT Group/Capital Equipment Financing, Inc. f/k/a The CIT Group/Capital Financing, Inc. f/k/a C.I.T. Financial Services, Inc. of Delaware, No. 4), dated as of October 11, 1977.*

Exhibit T3A.41.1	—	Certificate of Amendment of Certificate of Incorporation of The CIT Group/Capital Finance, Inc. (f/k/a The CIT Group/Capital Equipment Financing, Inc. f/k/a The CIT Group/Capital Financing, Inc. f/k/a C.I.T. Financial Services, Inc. of Delaware, No. 4), dated as of April 28, 1986.*

Exhibit T3A.41.2	—	Certificate of Amendment of Certificate of Incorporation of The CIT Group/Capital Finance, Inc. (f/k/a The CIT Group/Capital Equipment Financing, Inc. f/k/a The CIT Group/Capital Financing, Inc. f/k/a C.I.T. Financial Services, Inc. of Delaware, No. 4), dated as of May 8, 1991.*

Exhibit T3A.41.3	—	Certificate of Amendment of Certificate of Incorporation of The CIT Group/Capital Finance, Inc. (f/k/a The CIT Group/Capital Equipment Financing, Inc. f/k/a The CIT Group/Capital Financing, Inc. f/k/a C.I.T. Financial Services, Inc. of Delaware, No. 4), dated as of May 9, 1997.*

Exhibit T3A.42	—	Certificate of Incorporation of The CIT Group/Capital Transportation, Inc., dated as of December 11, 1989.*

Exhibit T3A.43	—	Certificate of Incorporation of The CIT Group/CmS Securities Investment, Inc., dated as of June 26, 1997.*

Exhibit T3A.44	—	Certificate of Incorporation of The CIT Group/Commercial Services, Inc. (f/k/a The CIT Group/Factoring, Inc. f/k/a The CIT Group/Factoring Manufacturers of Hanover, Inc. f/k/a Manufacturers Hanover Commercial Corporation f/k/a Iselin-Jefferson Factors, Inc. f/k/a IJF, Inc.), dated as of December 17, 1971.*

Exhibit T3A.44.1	—	Certificate of Amendment of Certificate of Incorporation of The CIT Group/Commercial Services, Inc. (f/k/a The CIT Group/Factoring, Inc. f/k/a The CIT Group/Factoring Manufacturers of Hanover, Inc. f/k/a Manufacturers Hanover Commercial Corporation f/k/a Iselin-Jefferson Factors, Inc. f/k/a IJF, Inc.), dated as of February 23, 1972.*

Exhibit T3A.44.2	—	Certificate of Amendment of Certificate of Incorporation of The CIT Group/Commercial Services, Inc. (f/k/a The CIT Group/Factoring, Inc. f/k/a The CIT Group/Factoring Manufacturers of Hanover, Inc. f/k/a Manufacturers Hanover Commercial Corporation f/k/a Iselin-Jefferson Factors, Inc. f/k/a IJF, Inc.), dated as of September 13, 1973.*

Exhibit T3A.44.3	—	Certificate of Amendment of Certificate of Incorporation of The CIT Group/Commercial Services, Inc. (f/k/a The CIT Group/Factoring, Inc. f/k/a The CIT Group/Factoring Manufacturers of Hanover, Inc. f/k/a Manufacturers Hanover Commercial Corporation f/k/a Iselin-Jefferson Factors, Inc. f/k/a IJF, Inc.), dated as of October 17, 1986.*

Exhibit T3A.44.4	—	Certificate of Merger of The CIT Group/Factoring Meinhard-Commercial, Inc. into The CIT Group/Commercial Services, Inc. (f/k/a The CIT Group/Factoring, Inc. f/k/a The CIT Group/Factoring Manufacturers of Hanover, Inc. f/k/a Manufacturers Hanover Commercial Corporation f/k/a Iselin-Jefferson Factors, Inc. f/k/a IJF, Inc.), dated as of July 25, 1989.*

Exhibit T3A.44.5	—	Certificate of Correction of Certificate of Merger of The CIT Group/Factoring Meinhard-Commercial, Inc. into The CIT Group/Commercial Services, Inc. (f/k/a The CIT Group/Factoring, Inc. f/k/a The CIT Group/Factoring Manufacturers of Hanover, Inc. f/k/a Manufacturers Hanover Commercial Corporation f/k/a Iselin-Jefferson Factors, Inc. f/k/a IJF, Inc.), dated as of April 4, 1991.*

Exhibit T3A.44.6	—	Certificate of Amendment of the Certificate of Incorporation of The CIT Group/Commercial Services, Inc. (f/k/a The CIT Group/Factoring, Inc. f/k/a The CIT Group/Factoring Manufacturers of Hanover, Inc. f/k/a Manufacturers Hanover Commercial Corporation f/k/a Iselin-Jefferson Factors, Inc. f/k/a IJF, Inc.), dated as of August 16, 1990.*

Exhibit T3A.44.7	—	Certificate of Amendment of the Certificate of Incorporation of The CIT Group/Commercial Services, Inc. (f/k/a The CIT Group/Factoring, Inc. f/k/a The CIT Group/Factoring Manufacturers of Hanover, Inc. f/k/a Manufacturers Hanover Commercial Corporation f/k/a Iselin-Jefferson Factors, Inc. f/k/a IJF, Inc.), dated as of December 29, 1992.*

Exhibit T3A.45	—	Certificate of Incorporation of The CIT Group/Commercial Services, Inc. (Va.) (f/k/a Atlantic Shipping Co., Inc.), dated as of November 28, 1995.*

Exhibit T3A.45.1	—	Certificate of Amendment of Certificate of Incorporation of The CIT Group/Commercial Services, Inc. (Va.) (f/k/a Atlantic Shipping Co., Inc.), dated as of December 23, 1999.*

Exhibit T3A.46	—	Certificate of Incorporation of The CIT Group/Consumer Finance, Inc. (NY) (f/k/a The CIT Group/Consumer Finance, Inc. f/k/a C.I.T. Services, Inc. f/k/a Universal C.I.T. Loan Company of New York, Inc.), dated as of December 21, 1966.*

Exhibit T3A.46.1	—	Certificate of Amendment of Certificate of Incorporation of The CIT Group/Consumer Finance, Inc. (NY) (f/k/a The CIT Group/Consumer Finance, Inc. f/k/a C.I.T. Services, Inc. f/k/a Universal C.I.T. Loan Company of New York, Inc.), dated as of June 1, 1971.*

Exhibit T3A.46.2	—	Certificate of Amendment of Certificate of Incorporation of The CIT Group/Consumer Finance, Inc. (NY) (f/k/a The CIT Group/Consumer Finance, Inc. f/k/a C.I.T. Services, Inc. f/k/a Universal C.I.T. Loan Company of New York, Inc.), dated as of September 29, 1992.*

Exhibit T3A.46.3	—	Certificate of Amendment of Certificate of Incorporation of The CIT Group/Consumer Finance, Inc. (NY) (f/k/a The CIT Group/Consumer Finance, Inc. f/k/a C.I.T. Services, Inc. f/k/a Universal C.I.T. Loan Company of New York, Inc.), dated as of April 1, 1993.*

Exhibit T3A.47	—	Certificate of Incorporation of The CIT Group/Consumer Finance, Inc. (TN), dated as of November 12, 1997.*

Exhibit T3A.48	—	Certificate of Incorporation of The CIT Group/Corporate Aviation, Inc., dated as of February 28, 1990.*

Exhibit T3A.49	—	Certificate of Incorporation of The CIT Group/Equipment Financing, Inc., dated as of November 28, 2000.*

Exhibit T3A.50	—	Certificate of Incorporation of The CIT Group/Equity Investments, Inc., dated as of June 6, 1990.*

Exhibit T3A.51	—	Certificate of Incorporation of the CIT Group/Factoring One, Inc. Under Section 402 of the Business Corporation Law, dated as of January 29, 1991.*

Exhibit T3A.52	—	Certificate of Incorporation of The CIT Group/FM Securities Investment, Inc., dated as of June 26, 1997.*

Exhibit T3A.53	—	Certificate of Incorporation of The CIT Group/LsC Securities Investment, Inc., dated as of June 26, 1997.*

Exhibit T3A.54	—	Certificate of Incorporation of The CIT Group/Securities Investment, Inc. (f/k/a The CIT Group/Industrial Properties, Inc.), dated as of June 28, 1994.*

Exhibit T3A.54.1	—	Certificate of Amendment of Certificate of Incorporation of The CIT Group/Securities Investment, Inc. (f/k/a The CIT Group/Industrial Properties, Inc.), dated as of June 30, 1997.*

Exhibit T3A.55	—	Second Restated Certificate of Incorporation of The CIT Group/Venture Capital, Inc., dated as of January 9, 2002.*

Exhibit T3A.56	—	Certificate of Incorporation of Western Star Finance, Inc., dated as of March 28, 1996.*

Exhibit T3B.1	—	Amended and Restated By-laws of CIT Group Inc. (filed as Exhibit 99.3 to CIT Group Inc.’s Current Report on Form 8-K filed on January 17, 2008 and incorporated by reference herein).

Exhibit T3B.2	—	Limited Liability Company Agreement of CIT Group Funding Company of Delaware LLC, dated as of December 31, 2007.*

Exhibit T3B.3	—	Amended and Restated By-laws of Baffin Shipping Co., Inc., adopted September 15, 2003.*

Exhibit T3B.4	—	Amended and Restated By-laws of C.I.T. Leasing Corporation, adopted September 15, 2003.*

Exhibit T3B.5	—	Amended and Restated By-laws of Capita Colombia Holdings Corp., adopted September 15, 2003.*

Exhibit T3B.6	—	Amended and Restated By-laws of Capita Corporation, adopted September 15, 2003.*

Exhibit T3B.7	—	Amended and Restated Limited Liability Company Agreement of Capita International L.L.C., dated as of March 13, 2008.*

Exhibit T3B.8	—	Amended and Restated By-laws of Capital Premium Corporation, adopted September 15, 2003.*

Exhibit T3B.9	—	Amended and Restated By-laws of CIT Capital USA Inc., adopted September 15, 2003.*

Exhibit T3B.10	—	Amended and Restated By-laws of CIT China 12, Inc., adopted September 15, 2003.*

Exhibit T3B.11	—	Amended and Restated By-laws of CIT China 13, Inc., adopted September 15, 2003.*

Exhibit T3B.12	—	Amended and Restated By-laws of CIT China 2, Inc., adopted September 15, 2003.*

Exhibit T3B.13	—	Amended and Restated By-laws of CIT China 3, Inc., adopted September 15, 2003.*

Exhibit T3B.14	—	Amended and Restated By-laws of CIT Communications Finance Corporation, adopted September 15, 2003.*

Exhibit T3B.15	—	Amended and Restated By-laws of CIT Credit Finance Corp. (f/k/a Agilent Financial Services, Inc.), adopted September 15, 2003.*

Exhibit T3B.16	—	Amended and Restated By-laws of CIT Credit Group USA Inc., adopted September 15, 2003.*

Exhibit T3B.17	—	Amended and Restated By-laws of CIT Financial Ltd. of Puerto Rico, adopted September 15, 2003.*

Exhibit T3B.18	—	Amended and Restated By-laws of CIT Financial USA, Inc., adopted September 15, 2003.*

Exhibit T3B.19	—	Limited Liability Company Agreement of CIT Group (NJ) LLC, dated as of February 6, 2004.*

Exhibit T3B.19.1	—	Amendment to the Limited Liability Company Agreement of CIT Group (NJ) LLC, dated as of August 3, 2008.*

Exhibit T3B.20	—	By-laws of CIT Group SF Holding Co., Inc.*

Exhibit T3B.21	—	Limited Liability Company Agreement of CIT Healthcare LLC.*

Exhibit T3B.21.1	—	First Amendment to the Limited Liability Company Agreement of CIT Healthcare LLC dated June 6, 2007.*

Exhibit T3B.21.2	—	Amendment to the Limited Liability Company Agreement of CIT Healthcare LLC dated August 3, 2009.*

Exhibit T3B.22	—	Restated Limited Liability Company Agreement of CIT Holdings, LLC, dated as of November 11, 2005.*

Exhibit T3B.22.1	—	Amendment to Limited Liability Company Agreement of CIT Holdings, LLC, dated as of August 3, 2009.*

Exhibit T3B.23	—	Amended and Restated By-laws of CIT Lending Services Corporation, adopted September 15, 2003.*

Exhibit T3B.24	—	Amended and Restated By-laws of CIT Lending Services Corporation (Illinois), adopted September 15, 2003.*

Exhibit T3B.25	—	Amended and Restated By-laws of CIT Loan Corporation, adopted June 2, 2003.*

Exhibit T3B.26	—	By-laws of CIT Real Estate Holding Corporation, adopted March 9, 2007.*

Exhibit T3B.27	—	Limited Liability Company Agreement of CIT Realty LLC, dated as of May 9, 2005.*

Exhibit T3B.28	—	Amended and Restated By-laws of CIT Technologies Corporation, adopted September 15, 2003.*

Exhibit T3B.29	—	Amended and Restated By-laws of CIT Technology Financing Services, Inc., adopted September 15, 2003.*

Exhibit T3B.30	—	By-laws of Education Loan Servicing Corporation.*

Exhibit T3B.30.1	—	By-laws Amendment of Education Loan Servicing Corporation dated August 5, 2009.*

Exhibit T3B.31	—	Amended and Restated Bylaws of Equipment Acceptance Corporation, adopted September 15, 2003.*

Exhibit T3B.32	—	Amended and Restated By-laws of Franchise Portfolio 1, Inc., adopted September 15, 2003.*

Exhibit T3B.33	—	Amended and Restated By-laws of Franchise Portfolio 2, Inc., adopted September 15, 2003.*

Exhibit T3B.34	—	Amended and Restated By-laws of GFSC Aircraft Acquisition Financing Corporation, adopted September 15, 2003.*

Exhibit T3B.35	—	Amended and Restated By-laws of Hudson Shipping Co., Inc., adopted September 15, 2003.*

Exhibit T3B.36	—	Limited Liability Company Agreement of Namekeepers LLC, dated as of May 26, 2000.*

Exhibit T3B.37	—	Amended and Restated By-laws of Owner-Operator Finance Company, adopted September 15, 2003.*

Exhibit T3B.38	—	Bylaws of Student Loan Xpress, Inc. (f/k/a Direct III Acquisition Sub, Inc.).*

Exhibit T3B.38.1	—	Bylaws Amendment of Student Loan Xpress, Inc., adopted August 3, 2009.*

Exhibit T3B.39	—	Amended and Restated By-laws of The CIT Group/BC Securities Investment, Inc., adopted September 15, 2003.*

Exhibit T3B.40	—	Amended and Restated By-laws of The CIT Group/Business Credit, Inc., adopted September 15, 2003.*

Exhibit T3B.41	—	Amended and Restated By-laws of The CIT Group/Capital Finance, Inc., adopted September 15, 2003.*

Exhibit T3B.42	—	Amended and Restated By-laws of The CIT Group/Capital Transportation, Inc., adopted September 15, 2003.*

Exhibit T3B.43	—	Amended and Restated By-laws of The CIT Group/CMS Securities Investment, Inc., adopted September 15, 2003.*

Exhibit T3B.44	—	Amended and Restated By-laws of The CIT Group/Commercial Services, Inc., adopted September 15, 2003.*

Exhibit T3B.45	—	Amended and Restated By-laws of The CIT Group/Commercial Services, Inc. (VA.), adopted September 15, 2003.*

Exhibit T3B.46	—	Amended and Restated By-laws of The CIT Group/Consumer Finance, Inc. (NY), adopted June 2, 2003.*

Exhibit T3B.47	—	Amended and Restated By-laws of The CIT Group/Consumer Finance, Inc. (TN), adopted June 2, 2003.*

Exhibit T3B.48	—	Amended and Restated By-laws of The CIT Group/Corporate Aviation, Inc., adopted September 15, 2003.*

Exhibit T3B.49	—	Amended and Restated By-laws of The CIT Group/Equipment Financing, Inc., adopted September 15, 2003.*

Exhibit T3B.50	—	Amended and Restated By-laws of The CIT Group/Equity Investments, Inc., adopted September 15, 2003.*

Exhibit T3B.51	—	Amended and Restated Bylaws of The CIT Group/Factoring One, Inc., adopted September 15, 2003.*

Exhibit T3B.52	—	Amended and Restated By-laws of The CIT Group/FM Securities Investment, Inc., adopted September 15, 2003.*

Exhibit T3B.53	—	Amended and Restated By-laws of The CIT Group/LsC Securities Investment, Inc., adopted September 15, 2003.*

Exhibit T3B.54	—	Amended and Restated By-laws of The CIT Group/Securities Investment, Inc., adopted September 15, 2003.*

Exhibit T3B.55	—	Amended and Restated By-laws of The CIT Group/Venture Capital, Inc., adopted September 15, 2003.*

Exhibit T3B.56	—	Amended and Restated By-laws of Western Star Finance, Inc., adopted September 15, 2003.*

Exhibit T3C.1	—	Form of Indenture between CIT Group Funding Company of Delaware LLC and The Bank of New York Mellon, as Trustee.*

Exhibit T3C.2	—	Form of Indenture between CIT Group Inc. and The Bank of New York Mellon, as Trustee.*

Exhibit T3D	—	Not applicable.

Exhibit T3E.1	—	Offering Memorandum, Disclosure Statement and Solicitation of Acceptances of a Prepackaged Plan of Reorganization.*

Exhibit T3E.2	—	Ballot (included in Exhibits T3E.1, T3E.4 and T3E.6).

Exhibit T3E.3	—	Letter of Transmittal and Ballot.*

Exhibit T3E.4	—	Amended Offering Memorandum, Disclosure Statement and Solicitation of Acceptances of a Prepackaged Plan of Reorganization.*

Exhibit T3E.5	—	Presentation dated October 23, 2009 by management on the Company’s restructuring plan (filed as Exhibit 99.1 to CIT Group Inc.’s Current Report on Form 8-K filed October 23, 2009 and incorporated by reference herein).

Exhibit T3E.6	—	Supplement No. 1 to Amended Offering Memorandum, Disclosure Statement and Solicitation of Acceptances of a Prepackaged Plan of Reorganization.**

Exhibit T3F	—	A cross reference sheet showing the location in the Indenture of the provisions inserted therein pursuant to Section 310 through 318(a), inclusive, of the Trust Indenture Act (included as part of Exhibits T3C.1 and T3C.2 hereto).

Exhibit 25.1	—	Form T-1s qualifying The Bank of New York Mellon as Trustee under the Indentures to be qualified.*

*	Previously filed.

**	Filed herewith.

Signature
     Pursuant to the requirements of the Trust Indenture Act of 1939, the Applicants have duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the city of New York, New York, on October 26, 2009.

CIT GROUP INC
By:	/s/ Glenn A. Votek
	Name:	Glenn A. Votek
	Title:	Executive Vice President and Treasurer

CIT GROUP FUNDING COMPANY OF DELAWARE LLC

By:	/s/ Glenn A. Votek
	Name:	Glenn A. Votek
	Title:	President and Treasurer

BAFFIN SHIPPING CO., INC.
C.I.T. LEASING CORPORATION
CAPITA COLOMBIA HOLDINGS CORP.
CAPITA CORPORATION
CAPITA INTERNATIONAL L.L.C.
CAPITA PREMIUM CORPORATION
CIT CAPITAL USA INC.
CIT CHINA 12, INC.
CIT CHINA 13, INC.
CIT CHINA 2, INC.
CIT CHINA 3, INC.
CIT COMMUNICATIONS FINANCE CORPORATION
CIT CREDIT FINANCE CORP.
CIT CREDIT GROUP USA INC.
CIT FINANCIAL LTD. OF PUERTO RICO
CIT FINANCIAL USA, INC.
CIT GROUP (NJ) LLC
CIT GROUP SF HOLDING CO., INC.
CIT HEALTHCARE LLC
CIT HOLDINGS, LLC
CIT LENDING SERVICES CORPORATION
CIT LENDING SERVICES CORPORATION (ILLINOIS)
CIT LOAN CORPORATION (F/K/A THE CIT      GROUP/CONSUMER FINANCE, INC.)
CIT REALTY LLC
CIT TECHNOLOGIES CORPORATION
CIT TECHNOLOGY FINANCING SERVICES, INC.
EDUCATION LOAN SERVICING CORPORATION
EQUIPMENT ACCEPTANCE CORPORATION
FRANCHISE PORTFOLIO 1, INC.
FRANCHISE PORTFOLIO 2, INC.
GFSC AIRCRAFT ACQUISITION FINANCING      CORPORATION
HUDSON SHIPPING CO., INC.
NAMEKEEPERS LLC
OWNER-OPERATOR FINANCE COMPANY
STUDENT LOAN XPRESS, INC.
THE CIT GROUP/BC SECURITIES INVESTMENT, INC.
THE CIT GROUP/BUSINESS CREDIT, INC.

THE CIT GROUP/CAPITAL FINANCE, INC.
THE CIT GROUP/CAPITAL TRANSPORTATION, INC.
THE CIT GROUP/CMS SECURITIES INVESTMENT, INC.
THE CIT GROUP/COMMERCIAL SERVICES, INC.
THE CIT GROUP/COMMERCIAL SERVICES, INC. (VA.)
THE CIT GROUP/CONSUMER FINANCE, INC. (NY)
THE CIT GROUP/CONSUMER FINANCE, INC. (TN)
THE CIT GROUP/CORPORATE AVIATION, INC.
THE CIT GROUP/EQUIPMENT FINANCING, INC.
THE CIT GROUP/EQUITY INVESTMENTS, INC.
THE CIT GROUP/FACTORING ONE, INC.
THE CIT GROUP/FM SECURITIES INVESTMENT, INC.
THE CIT GROUP/LSC SECURITIES INVESTMENT, INC.
THE CIT GROUP/SECURITIES INVESTMENT, INC.
THE CIT GROUP/VENTURE CAPITAL, INC.
WESTERN STAR FINANCE, INC.

By:	/s/ Glenn A. Votek
	Name:	Glenn A. Votek
	Title:	Executive Vice President

CIT REAL ESTATE HOLDING CORPORATION
By:	/s/ Glenn A. Votek
	Name:	Glenn A. Votek
	Title:	Treasurer

Attest:

By:	/s/ Linda M. Seufert

Name: Linda M. Seufert